Exhibit 10.40

DEVELOPMENT AGREEMENT

THIS AGREEMENT made the 12th day of August, 2008

BETWEEN:

RITCHIE BROS. PROPERTIES LTD.

6500 River Road

Richmond, British Columbia V6X 4G5

(“RB”)

AND:

THE GREAT-WEST LIFE ASSURANCE COMPANY

c/o Suite 2700, Western Canadian Place

700 9th Avenue SW

Calgary, Alberta T2P 3V4

(“Great-West Life”)

AND:

LONDON LIFE INSURANCE COMPANY

c/o Suite 2700, Western Canadian Place

700 9th Avenue SW

Calgary, Alberta T2P 3V4

(“London Life” and together with Great-West Life, the “Owner”)

WHEREAS:

A.	Pursuant to an Assignment and Assumption Agreement dated for reference May 26, 2008 (the “Assignment Agreement”), RB assigned its right to purchase the Lands (hereinafter defined) pursuant to a Purchase and Sale Agreement dated for reference October 6, 2006, as amended by a letter dated November 7, 2006, by a letter dated January 16, 2007 and by a Modification of Purchase and Sale Agreement dated for reference October 9, 2007 (collectively, the “RB/CLC Purchase Agreement”), to Great-West Life (as to an undivided 70% interest) and to London Life (as to an undivided 30% interest);

B.	The RB/CLC Purchase Agreement contains a repurchase option (the “Repurchase Option”) in favour of CLC (hereinafter defined) attached as Schedule “C” thereto;

C.	In furtherance of the Project (hereinafter defined), RB and the Owner also entered into an Agreement of Purchase and Sale dated May 13, 2008 (the “RB/Owner Purchase Agreement”) pursuant to which RB agreed to sell and the Owner agreed to purchase RB's right, title and interest in and to certain contracts, due diligence information and intangible rights in connection with the Project;

D.	The RB/Owner Purchase Agreement provides that RB and the Owner will execute and deliver a development agreement in conjunction with the Second Closing (as defined therein) pursuant to which RB will agree, through its designates and contractors, to be responsible for managing the Development Process (hereinafter defined) and the completion of the Project;

E.	RB and the Owner have agreed to enter into this Agreement in furtherance of their obligation under the RB/Owner Purchase Agreement to execute and deliver a development agreement in respect of the Development Process and the Project; and

F.	In furtherance of its obligations hereunder, RB has entered or is about to enter into a CCDC2 - 1994 Stipulated Price Contract, including supplementary conditions (collectively the “CCDC2”) with the Contractor (hereinafter defined).

THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

The terms hereinafter defined shall, for all purposes of this Agreement including the recitals hereto, have the meanings set out below unless the context otherwise requires:

(a)	“Acceptance” means the written confirmation to be issued by the Owner to RB after the Total Completion that the Project has been Totally Completed;

(b)	“Applicable Law” means in respect of any Person, all provisions of constitutions, statutes, rules, regulations, ordinances, by-laws, requirements, orders, published policies and interpretations of any Authority applicable to such Person including without limitation environmental and land use requirements and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a Party or by which such Person is bound;

(c)	“Authority” means all federal, provincial and municipal authorities, bodies, boards, regulatory agencies, councils, tribunals, departments and other divisions thereof having jurisdiction over the Lands or this Agreement, and “Authorities” will have the meaning that is correlative to the foregoing;

(d)	“Builders Lien Act” means the Builders Lien Act, R.S.B.C. 1997 (British Columbia) and amendments thereto;

(e)	“Building” means the building comprising approximately 164,580 square feet, more or less, with related infrastructure, structures, works, amenities, ingress, egress and parking facilities to be constructed on the Lands in accordance with the Plans and Specifications;

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(f)	“Business Day” means any day that is not a Saturday, a Sunday or a statutory holiday in British Columbia;

(g)	“Certificate of Completion” means the certificate certifying that the Project has been Totally Completed, which certificate is to be delivered by RB to the Owner and accepted by the Owner pursuant to section 11.2;

(h)	“City” means the City of Burnaby;

(i)	“Claims” means any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment or re-assessment;

G)	“CLC” means Canada Lands Company CLC Limited;

(k)	“Conformance Warranty” means the warranty provided by RB to the Owner for the duration of the Warranty Period, all pursuant to section 15.1;

(I)	“Construction Schedule” means the schedule for completing the Project attached hereto as Schedule “B” as the same may be amended from time to time in accordance with this Agreement;

(m)	“Consultant” means any individual, firm, partnership, corporation or other specialist engaged by RB in connection with the Development Process and/or the Project including those providing architectural, design, structural, mechanical, electrical, landscaping, legal, accounting, audit, marketing and other consulting services;

(n)	“Contingency Reserve” means the amount specifically designated in the Project Budget as a contingency reserve;

(o)	“Contractor” means Ventana Construction Corporation;

(p)	“Contractor Warranty” means the warranties provided or to be provided by the Contractor as described at section 15.3;

(q)	“Contractor Warranty Period” means the warranty period stipulated in the CCDC2;

(r)	“control” means the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

(s)	“Costs” means all costs, expenses, damages, Claims, penalties, fines, charges, obligations and outlays;

(t)	“Development Process” means the process whereby RB and/or any Consultant or other representative of RB will obtain all permits in respect of the Project from the City and manage the development and construction of the Project to achieve Total Completion in accordance with this Agreement;

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(u)	“Existing Material Contracts” means the contracts entered into by RB in respect of the Project which are in existence as of the date of this Agreement and described in Schedule “C”;

(v)	“GWLRA” means GWL Realty Advisors Inc.;

(w)	“Handover” means the handover of the Project to the Owner as contemplated by this Agreement and the RB/Owner Purchase Agreement and includes the fulfilment of the conditions required in Articles 10 and 11 hereof;

(x)	“Handover Date” means 10:00 am (Vancouver time) on the date which is ten (10) Business Days after the issuance and acceptance of the Certificate of Completion;

(y)	“Insolvency” means any of the following:

(i)	the bankruptcy or insolvency of a Party;

(ii)	a Party makes an assignment for the benefit of its creditors, is declared bankrupt, makes a proposal or otherwise takes advantage of provisions for relief under the Bankruptcy and Insolvency Act R.S.C. 1985, c. B-3, or the Companies Creditors’1 Arrangement Act R.S.C. 1985, c. c-36;

(iii)	a receiver, receiver and manager or receiver-manager of all or substantially all of the assets of a Party is appointed;

(iv)	an order of execution against all or substantially all of the assets of a Party or any part thereof remains unsatisfied for a period of twenty (20) days;

(v)	an order of execution is made against any of the assets of a Party and as a result of such order, such Party is unable to perform its obligations under this Agreement; and

(vi)	an order is made or an effective resolution is passed for winding up of a Party;

(z)	“Lands” means the lands and premises comprising approximately 8.25 acres, more or less, municipally described as 9500 Glenlyon Parkway, Burnaby, British Columbia and legally described as:

PID: 027-488-489

Lot 1 District Lot 165 Group 1 New Westminster District

Plan BCP36073;

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(aa)	“Lease” means the lease to be entered into contemporaneously with this Agreement between the Owner, as landlord, and an affiliate of RB, as tenant, with respect to the Lands and the Building;

(bb)	“Lien” means a claim of lien(s) or c1aim(s) under the Builders Lien Act or the Employment Standards Act R.S.B.C. 1996, c. 113 filed against the Lands or the Project in respect of or arising from any Work;

(cc)	“Losses” means any losses whatsoever, including Costs, Claims, demands, liabilities, interest and any and all legal fees and disbursements;

(dd)	“Material Contracts” means:

(i)	all contracts and agreements to which RB or an affiliate of RB is a party or by which RB or an affiliate of RB or any of the Purchased Assets are bound, and which may impact or otherwise relate to the ownership, maintenance, management, development, operation, security, parking or servicing of the Lands, the Project and/or the Purchased Assets;

(ii)	all contracts and agreements to which RB or an affiliate of RB is a Party relating to the Development Process including contracts and agreements in respect of work or improvements referenced in subsection 6. 1(e) and Schedule “E” of the RB/Owner Purchase Agreement; and

(iii)	all contracts and agreements to which RB or an affiliate of RB is a party with any Authority relating to the Lands, the Project and/or the Purchased Assets;

(ee)	“Maximum Amount” means $56,900,910.99 plus the aggregate of all Owner Change Costs;

(ft)	“Occupancy Permit” means the occupancy permit to be issued in respect of the Building;

(gg)	“Outside Completion Date” means, subject only to a Permitted Excuse, February 15,2010;

(hh)	“Outside Handover Date” means, subject only to a Permitted Excuse, the date which is ten (l0) Business Days after the Outside Completion Date;

(ii)	“Owner Change Costs” has the meaning ascribed thereto in subsection 9.3 (b)(ii);

(jj)	“Party” means any of RB, Great-West Life or London Life, as the context may require and “Parties” means all of RB, Great-West Life and London Life;

(kk)	“Payment Certifier” means Bunting Coady Architects who will be appointed pursuant to Article 6;

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(ll)	“Permitted Budget Reallocations” means in respect of the Project Budget, reallocations made by RB without approval of the Owner which are not in excess of $25,000 and which, in each case, do not adversely impact or diminish the quality of the Project;

(mm)	“Permitted Excuse” means any circumstances beyond the reasonable control of a Party which prevents or impedes the due performance of this Agreement including, but not limited to the following matters:

(i)	war or hostilities;

(ii)	riot or civil commotion;

(iii)	earthquake, flood, fire or other natural physical disaster;

(iv)	strike or lock-out or other industrial action of workers not having any labour affiliations to the Party claiming a Permitted Excuse;

(v)	embargo of any Authority not caused by any wrongful act of the affected Party;

provided that the mere shortage of funds, labour, materials or utilities shall not constitute a Permitted Excuse unless caused by circumstances which are themselves a Permitted Excuse;

(nn)	“Person” includes any individual, corporation, partnership, joint venture, trust, estate, unincorporated association or other entity or any Authority however designated or constituted;

(oo)	“Plans and Specifications” means the approved plans and specifications referenced in Schedule F of the RB/Owner Purchase Agreement as the same may be amended from time to time in accordance with section 9.3;

(pp)	“Prime Rate” means the floating annual rate of interest established from time to time by the main branch in Vancouver, British Columbia of The Royal Bank of Canada as a reference rate used in determining rates of interest charged by it for Canadian dollar loans to customers in Canada and designated by The Royal Bank of Canada as its “prime rate”;

(qq)	“Progress Report” means a written report in a form acceptable to the Owner, acting reasonably, which shall include a comparison of actual expenditures to those provided for in the Project Budget, and a comparison of forecasted expenditures to those provided for in the Project Budget, and which comments on material variances between the budgeted cost of an item and the actual and projected costs of such item and reports on construction, contractual and legal matters and any significant occurrences affecting or relating to any part of the Project;

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(rr)	“Project” means the construction and completion of the Building on the Lands in accordance with the Plans and Specifications and in accordance with this Agreement, together with the improvements to the Lands which are necessarily ancillary to the Building;

(ss)	“Project Budget” means the approved budget for the Project attached hereto as Schedule “A”, as the same may be amended from time to time in accordance with subsection 9.3(b)(ii) and section 12.1 (including, without limitation, as a result of any Owner Change Costs);

(tt)	“Project Costs” means the aggregate of all payments heretofore or hereafter made and all obligations heretofore or hereafter incurred in connection with the development, construction and outfitting of the Project;

(uu)	“Project Documents” means all plans, specifications, drawings, reports (including geotechnical and environmental soils reports), designs, models, surveys, programs, agreements with contractors, architects and other consultants produced or existing in respect of the construction and development of the Project and the Total Completion;

(vv)	“Project Warranties” means the warranties and guarantees (if any) given to or otherwise obtained for, or on behalf of RB and/or the Owner, in connection with the construction and development of the Project and the Total Completion;

(ww)	“Purchased Assets” has the meaning ascribed thereto in the RB/Owner Purchase Agreement;

(xx)	“Standards” means any and all laws, statutes, regulations, rules, orders, permits, licences, building codes and specifications (including Canadian Standards Association standards) applicable to the Work as well as the best practices followed by manufacturers and trades who are experienced in work in British Columbia similar to the Work;

(yy)	“Step-In Rights” means the right of the Owner to complete the Project on the terms set out in section 13.5;

(zz)	“Substantial Commencement Date” means the date that is six (6) months after the closing date in respect of the RB/CLC Purchase Agreement;

(aaa)	“Substantially Commenced” has the meaning ascribed thereto in the Repurchase Option;

(bbb)	“Substantial Completion Date” means the date that is thirty (30) months after the closing date in respect of the RB/CLC Purchase Agreement;

(ccc)	“Substantially Completed” has the meaning ascribed thereto in the Repurchase Option;

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(ddd)	“Totally Completed” means the total completion of the Project such that:

(i)	the Work has been totally completed as required by this Agreement and the Building is ready for use for the purposes for which it was built; and

(ii)	the final certificate of payment to be issued in accordance with the CCDC2 has been so issued,

and “Total Completion” will have the meaning, that is correlative to the foregoing;

(eee)	“Warranty Period” means the period of one (1) year from the Handover Date; and

(fff)	“Work” means the performance of all construction and commissioning of the Project, as contemplated in the Plans and Specifications, including all actions and services necessary to perform such construction and commissioning and the supply of all materials for the construction and commissioning of the Project and the Total Completion.

1.2	Interpretation

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	“this Agreement” means this agreement as it may from time to time be supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(b)	any reference in this Agreement to a designated “Article”, “section”, “subsection” or other subdivision is a reference to the designated Article, section, subsection or other subdivision of this Agreement;

(c)	the words “herein”, “hereof' and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section, subsection or other subdivision of this Agreement;

(d)	the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)	terms used in any Schedule and defined therein have the meanings provided for therein;

(f)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

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(g)	this Agreement and all matters arising hereunder shall be governed by the laws of British Columbia;

(h)	any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or regulation;

(i)	if any provision of this Agreement or any part hereof is found or determined to be invalid it shall be severable and severed from this Agreement and the remainder of this Agreement shall be construed as if such invalid provision or part had been deleted from this Agreement;

(j)	the word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(k)	all of the rights and remedies of either Party under this Agreement and the other documents referred to herein are intended to be distinct, separate and cumulative and no such right or remedy herein or therein mentioned is intended to be in exclusion of or a waiver of any others;

(1)	any reference to “approval”, “authorization” or “consent” of a Party means the written approval, authorization or consent of such Party;

(m)	this Agreement may be executed in any number of original counterparts, all of which evidence only one agreement and only one of which need be produced for any purpose, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to each of the other Parties hereto;

(n)	this Agreement may be executed by the Parties and transmitted by facsimile and when it is so executed and transmitted this Agreement shall be for all purposes as effective as if the Parties had delivered an executed original;

(o)	any reference to currency is to Canadian currency; and

(p)	words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

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ARTICLE 2

ROLE OF RB

2.1	General Scope of RB's Obligations

RB represents that it has the requisite ability and experience to manage the Development Process in a manner consistent with the standard of project management that exists and is required for similar commercial construction projects in the Greater Vancouver area and will, through the Consultants and the Contractor, be responsible for managing the Development Process and the completion of the Project in accordance with the terms of this Agreement.

2.2	Independent Contractor

The Parties expressly disclaim any intention to create a partnership or joint venture and agree that nothing in this Agreement will constitute the Parties as partners or joint venturers. The Parties further agree not to assert, for any purpose, that a partnership or joint venture exists between them hereunder. The services to be performed by RB under this Agreement will be performed by RB as an independent contractor and, except as otherwise specifically provided herein, not as agent or in any other way as a representative of the Owner.

2.3	No Contractual Relationship

No contractual relationship shall be deemed to have been created between the Owner and the Consultants, the Contractor, the subcontractors, or their agents, employees or any other Person performing any of the Work. The Owner will not be responsible for or have control or charge over the acts or omissions of RB, the Consultants, the Contractor, the subcontractors, or their agents, employees or any other Person performing any of the Work except to the extent that the Owner exercises the Step-In Rights and elects to take an assignment of RB's interest in any contracts pursuant to subsection 13.5(c).

2.4	Reliance

RB shall advise the Consultants and the Contractor, in writing, that the Owner intends to and does rely on their advice and services in the design and construction of the Project. RB shall promptly provide copies of any responses to the Owner.

ARTICLE 3

ACCESS TO AND USE OF THE LANDS

3.1	RB's Access

From and after the date the Owner completes the purchase of the Lands pursuant to the RB/CLC Purchase Agreement, RB, as the manager of the Development Process, and the Contractor, the Consultants and their respective representatives and agents will have the right and license to enter in or on any portion of the Lands at all times for the purpose of managing the Development Process and completing the Project as contemplated in this Agreement.

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3.2 RB Access Indemnity

RB shall indemnify and hold harmless the Owner from and against any and all Losses suffered by or asserted against the Owner arising out of the exercise and/or availability of the access rights set forth in section 3.1.

3.3 Owner Access

Subject to section 4.3, the Owner and any of its representatives and agents shall have access at all reasonable times to the Lands area connected to the Project to carry out such inspections of the Work as the Owner may reasonably require upon provision of reasonable notice to RB provided that such access shall not unreasonably interfere with or delay the Work or the Project and further provided that the Owner shall promptly and fully repair any damage to the Lands and any improvements thereon, caused by, or attributable to, such access.

ARTICLE 4

CONSTRUCTION OF PROJECT

4.1	Work

RB shall diligently and continuously perform such work and do such things as are necessary to manage the Development Process and the Total Completion of the Project in accordance with the Plans and Specifications and the Construction Schedule. Without limiting the generality of the foregoing, RB shall:

(a)	retain qualified Persons to provide and perform the Work;

(b)	obtain all approvals from any Authority having jurisdiction in respect of the Project and the Work;

(c)	negotiate with the City and any Authority having jurisdiction in respect of all matters and things necessary and advisable in order to obtain, and obtain all approvals, licences and permits for the Project and the Work;

(d)	complete the Development Process and fully satisfy all conditions and obligations arising out of the Development Process;

(e)	cause to be provided all labour, materials, products, equipment, machinery and services necessary to complete the Work;

(f)	cause the Project to be constructed and Totally Completed in conformance with the Plans and Specifications in a good and workmanlike manner;

(g)	on the Handover Date, deliver to the Owner those deliveries described in section 11.2 of this Agreement; and

(h)	subject to Article 6 and Article 13, pay all costs for doing all the things set out in this section 4.1.

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4.2	Quality of Materials

Unless otherwise specified in the Plans and Specifications, RB shall ensure that all materials provided shall be new, first class and free of defects and shall conform to the standards specified in the Plans and Specifications. Materials which are not specified in the Plans and Specifications shall be of a quality consistent with similar materials specified therein.

4.3	Safety

Except for the Owner's access pursuant to section 3.3 and except where the Owner takes possession of the Lands pursuant to the Step-In Rights, RB shall at all times prior to Handover ensure that the Work and all related operations on the Lands are performed safely. RB may employ the Contractor to ensure the safe performance of the Work provided that RB shall remain liable to the Owner and such employment of the Contractor will not prejudice the Owner's recourse against RB in respect of safety related liabilities. Notwithstanding any other provision in this Agreement, the Owner, and any person attending on the Lands on behalf of or at the request of the Owner shall immediately comply with any direction of RB and/or the Contractor with respect to safety.

4.4	No Amendment to Construction Schedule without the Owner Approval

No material change to the Construction Schedule will be permitted without the approval of the Owner other than as a result of a Permitted Excuse.

4.5	Construction Schedule

RB shall cause:

(a)	the Building to be Substantially Commenced by the Substantial Commencement Date;

(b)	subject to any extensions pursuant to section 2.4 of the Repurchase Option (the cost in respect thereof to be borne by RB), the Building to be Substantially Completed by the Substantial Completion Date;

(c)	the Project to be Totally Completed by the Outside Completion Date;

(d)	Handover to occur no later than the Outside Handover Date.

ARTICLES

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of RB

RB represents and warrants as provided below which representations and warranties will remain true and correct as of the Handover Date with the knowledge and intent that the Owner will rely thereon in entering into and completing this Agreement:

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(a)	RB has the power and capacity to enter into this Agreement and will have obtained (and provided satisfactory evidence to the Owner upon the Owner's request), all necessary corporate authorizations or approvals for entering into this Agreement and carrying out all the transactions contemplated hereby;

(b)	to the best of RB's knowledge, there are no actions, suits or proceedings pending against or affecting RB which if decided adversely could materially affect the ability of RB to perform its obligations hereunder;

(c)	the entering into of this Agreement will not result in a violation or breach of, or a default under, the constating documents of RB or in the material violation or breach of, or any material default under, any of the terms and provisions of any indenture or other agreement, written or oral, to which RB may be a party or by which RB is bound and which could limit RB's ability to fully satisfy and meet all of its obligations under this Agreement;

(d)	RB has made no untrue statements or representations in connection with this Agreement, and all items delivered to the Owner on or before the Handover Date are, or will be, true and correct copies of what they purport to be. Said items have not, and will not have, been amended or modified, except as disclosed in writing to the Owner;

(e)	no improvements on the Lands will encroach on lands adjoining the Lands;

(f)	sewer, water, electricity, gas, telephone and cable television service in quantities sufficient to accommodate the Building and the uses contemplated hereunder is, or will be by Handover, available to the Lands and the Project; and

(g)	all streets and roads necessary for access to or for full utilization of the Building, the Lands or the Project and any part thereof as contemplated by the Plans and Specifications have been, or will be by Handover, completed, dedicated and accepted all as required by the appropriate Authorities.

5.2	Representations and Warranties of the Owner

Great-West Life and London Life hereby separately represent and warrant to and in favour of RB as specifically provided below which representations and warranties will remain true and correct as of the Handover Date with the knowledge and intention that RB will rely thereon in entering into and completing this Agreement, that:

(a)	with respect to Great-West Life only:

(i)	Great-West Life has the power and capacity to enter into this Agreement and complete the transactions contemplated hereby and all corporate authorizations required in order to complete the transactions contemplated hereby have or will have been obtained and (on RB's request) satisfactorily evidenced to RB;

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(ii)	to the best of Great-West Life's knowledge, there are no actions, suits or proceedings pending against or affecting Great-West Life which if decided adversely could materially affect the ability of Great-West Life to perform its obligations hereunder; and

(iii)	the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents of Great-West Life or to the best of its knowledge of any indenture or other agreement, written or oral, to which Great-West Life may be a party or by which it is bound;

(b)	with respect to London Life only:

(i)	London Life has the power and capacity to enter into this Agreement and complete the transactions contemplated hereby and all corporate authorizations required in order to complete the transactions contemplated hereby have or will have been obtained and (on RB's request) satisfactorily evidenced to RB;

(ii)	to the best of London Life's knowledge, there are no actions, suits or proceedings pending against or affecting London Life which if decided adversely could materially affect the ability of London Life to perform its obligations hereunder; and

(iii)	the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents of London Life or to the best of its knowledge of any indenture or other agreement, written or oral, to which London Life may be a party or by which it is bound.

5.3	Survival of Representations and Warranties

The representations and warranties contained in Article 5 of this Agreement will survive the Handover Date and will continue in full force and effect for the benefit of the respective Party for a period of one (I) year thereafter, after which time such representations and warranties will be of no further force or effect, except in respect of claims made by any Party where written notice of such claim was provided to the other Party during the one (1) year period. After the expiration of the one (1) year period of time referred to above, the Parties will be released from all liabilities in respect of the said representations and warranties, except with respect to any claim made on or before the expiry of the one (I) year period whereby written notice of such claim is provided to the Party alleged to be in default.

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ARTICLE 6

PAYMENT CERTIFIER AND PROGRESS CLAIMS

6.1	Appointment of Payment Certifier

Prior to the “Closing Date” as defined in the RB/Owner Purchase Agreement, the Parties shall appoint Bunting Coady Architects as the Payment Certifier for all purposes under this Agreement and for the purposes of the Builders Lien Act. RB shall also engage Bunting Coady Architects as the “payment certifier” in the contract between RB and the Contractor for the purposes of that contract and for the purposes of the Builders Lien Act. For the purposes of this Agreement, the Payment Certifier shall:

(a)	determine the percentage of the Project that has been constructed in accordance with the Plans and Specifications provided that the Payment Certifier will be instructed to certify payment only for the Work that has been performed in accordance with the Plans and Specifications;

(b)	determine the amount payable to RB in respect of the Project Costs, provided that if the Work has been performed as a result of changes to the Plans and Specifications, the Payment Certifier will be instructed to certify payment only for the Work that has been performed in accordance with changes made to the Plans and Specifications in accordance with section 9.3; and

(c)	issue a certificate for the determinations referred to in subsections 6.1 (a) and (b) above as contemplated in section 6.2.

6.2	Applications for Payment

Save and except for the payment of the Project Costs which exceed the Maximum Amount as contemplated in section 6.10, applications for payment on account of the Project Costs shall be made once a month as the Work progresses. In connection with each application for payment, within ten (10) days of a request by RB for an inspection, the Payment Certifier, the Owner and the Consultants shall perform, or cause to be performed an inspection of the Work. After such inspection, the Payment Certifier will issue a certificate:

(a)	certifying the extent to which the Work described in the application for payment has been completed;

(b)	certifying the amount payable to RB in respect of any Owner Change Costs;

(c)	identifying any part of the Work that has been performed but is not compliant with the Plans and Specifications; and

(d)	assigning an estimated cost of correcting and repairing any such non compliant part of the Work referred to in subsection 6.2(c).

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6.3	Payment of Progress Claims

Save and except for the payment of the Project Costs which exceed the Maximum Amount as contemplated in section 6.10, and subject to the provisions of this Agreement, the Owner shall make progress payments to RB on account of the Project Costs in the amount certified by the Payment Certifier (less an amount equal to 150% of the amount assigned by the Payment Certifier in subsection 6.2(d)) together with all applicable taxes within twenty (20) days of the Payment Certifier's certificate issued pursuant to section 6.2. Where the Owner does not agree with the Payment Certifier's certification under section 6.2, the Owner shall, nevertheless, make the progress payment in accordance with this section 6.3. Such payment is made without prejudice to the Owner's right to dispute the amount certified or the amount held back provided that the Owner has given notice to RB that it disputes the said progress payment at the time of making the payment.

6.4	RB Obligations for Liens

(a)	The Parties acknowledge and agree that:

(i)	in providing and performing the Development Process under this Agreement, RBI’s function is intended to be supervisory and it is not intended that RB, in any material way, will perform work on the Project using its own forces or subcontractors or will supply materials for the Project;

(ii)	RB is not a “contractor” as that term is defined in the Builders Lien Act and RB hereby irrevocably waives any and all right to a lien, or to claim a lien, against all or any part of the Project or against all or any part of any holdback retained by any person pursuant to section 4 of the Builders Lien Act; and

(iii)	as a Person having an estate or interest in the Lands on which the Project is located and, in any event, as the Owner's agent for that purpose, RB will comply with the obligations required of the “Owner” as that term is used in the Builders Lien Act and, without limiting the foregoing, shall maintain a holdback vis a vis the Contractor as required by section 4 thereof.

(b)	RB shall:

(i)	advise the Owner of any Lien filed against the Lands and the Project or notice of intention by any person to claim a Lien immediately upon becoming aware of same;

(ii)	ensure that the Lands and the Project remain free and clear of Liens; PROVIDED this obligation shall not apply to Liens filed as a result of a default in payment by the Owner as required by this Agreement or as a result of a default by the Owner of its obligations under the Builders Lien Act; and

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(iii)	indemnify and hold harmless the Owner from and against the amount of any Lien and from and against any or all Losses (including trust claims) that may be brought or made against the Owner or incurred by the Owner under or arising out of the Builders Lien Act in connection with any Lien filed or any actions commenced against the Owner under or arising out of the Builders Lien Act; PROVIDED this indemnity shall not apply to Liens filed as a result of a default in payment by the Owner as required under this Agreement or as a result of a default by the Owner of its obligations under the Builders Lien Act.

6.5	Discharge of Liens

The Parties agree that:

(a)	if a Lien is filed against the Lands or any other part of the Project by any Person, RB shall, upon RB's notification thereof and in any event upon the Owner's request, cause the said Lien to be released or discharged from the Lands or Project within forty five (45) days from the date of such notification or request;

(b)	if such Lien is not removed within such forty five (45) day period, then in addition to all other rights and remedies available to the Owner, the Owner may, with no obligation to do so, hold back from RB an amount equal to 300% of the value of all Liens that have not been so released or discharged from amounts due to RB until such time as RB has provided satisfactory evidence that such Liens have been released or discharged;

(c)	the Owner shall forthwith release the said holdback with respect to any Lien, immediately upon RB providing satisfactory evidence confirming that the Lien has been released or discharged; and

(d)	the Owner shall, in each case and within a reasonable period of time following the written request by RB to the Owner, execute and deliver such documents and instruments as may be reasonably required to support any application or proceeding required to be made or taken by RB to release or discharge any Lien. Notwithstanding the foregoing, the responsibility to discharge any and all Liens vests solely with RB and this subsection 6.5(d) does not impute any responsibility to the Owner in respect of the discharge of such Liens.

6.6	RB's Request for Payment

RB's requests for payments pursuant to section 6.2 constitute representations to the Owner that the amounts requested have been verified, are accurate, are properly due and payable, and that all pre-requisites or conditions for payment of those amounts have been properly performed or satisfied, as the case may be. RB acknowledges that the Owner will be relying upon all such representations.

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6.7	Reimbursement of Existing Project Costs

Upon execution and delivery of this Agreement (or shortly thereafter), RB will deliver to the Owner a statement setting out the Project Costs expended to such date together with any available supporting documentation and the Owner will reimburse RB for all such Project Costs within fifteen (15) Business Days of receiving such statement and supporting documentation.

6.8	Owner Responsible for Payment of Project Costs up to Maximum Amount

The Owner will be responsible for payment of the Project Costs up to the Maximum Amount in the time and manner contemplated in this Article 6.

6.9	Rent Payable Under Lease to be Adjusted

The Parties acknowledge and agree that the “Base Rental Rates” (as defined in the RB/Owner Purchase Agreement) payable under the Lease will be adjusted in the event that the “Project Costs” (as defined in the RB/Owner Purchase Agreement) are less than or greater than the “Project Budget Amount” (as defined in the RB/Owner Purchase Agreement) in the manner set out in section 15.2 of the RB/Owner Purchase Agreement.

6.10	RB Responsible for Payment of Project Costs over Maximum Amount

RB will be responsible for the payment of the Project Costs which exceed the Maximum Amount as and when such Project Costs become due.

6.11	Costs Excluded from Project Budget

Notwithstanding anything in this Agreement to the contrary, the Owner acknowledges and agrees that no costs or expenses incurred by the Owner or its advisors, contractors or consultants (including, without limitation, GWLRA) will be included in the Project Budget or will be paid by RB as a Project Cost or otherwise.

6.12	Indemnity from the Owner re: Payment of Project Costs

The Parties acknowledge that RB is a party to the Material Contracts and, as a result, is contractually responsible for the payment of the Project Costs incurred thereunder. Consequently, provided RB is not in default hereunder, the Owner agrees to indemnify and hold RB harmless from and against any or all Losses that may be brought or made against RB or incurred by RB in connection with or arising out any breach by the Owner of its obligation to fund the Project Costs in the manner set forth in this Article 6.

ARTICLE 7

INSURANCE

7.1	Insurance For Consultants

RB, without cost to the Owner, shall provide and maintain, or cause to be provided and maintained, professional liability insurance for all Consultants providing professional services for the Project with an aggregate limit of $2,000,000 within any policy period with a deductible of not more than $25,000 payable by the insured. This policy shall be maintained continuously from the commencement of the Work until twelve (12) months after the Handover Date.

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7.2	Insurance During Construction and Policy Conditions

RB shall ensure that:

(a)	the named insureds under the insurance coverage provided or to be provided by the Contractor as required under the CCDC2 (collectively, the “insurance policies”) includes the Owner;

(b)	the insurance policies provide for at least thirty (30) days written notice prior to cancellation, material change or an amendment restricting the coverage in respect of such insurance policies;

(c)	the insurance policies are per occurrence policies written with insurers licensed to underwrite insurance in the province of British Columbia, having a Bests financial rating of at least B+ VII;

(d)	the insurance policies shall be primary in respect to all obligations assumed by the carrier pursuant to the CCDC2 and this Agreement; and

(e)	coverage and limits referred to in the CCDC2 shall not in any way limit the liability of RB to the Owner under this Agreement.

7.3	Copies of Certificates

In conjunction with the “Second Closing” (as defined in the RB/Owner Purchase Agreement), RB shall provide to the Owner written certificates of insurance evidencing the insurance coverage required to be maintained pursuant to sections 7.1 and 7.2.

7.4	Workers' Compensation

RB shall require full compliance with the Workers' Compensation Act R.S.B.C. 1996, c. 492 by the Contractor and its subcontractors and other persons with whom RB may make any contract for the performance of any part of the Work. RB shall indemnify the Owner against all Losses incurred by the Owner which may arise as a consequence of any failure by RB, the Contractor or any subcontractor or other person for whom RB is responsible to fully comply with the said Act.

7.5	Evidence of Workers Compensation Insurance

If requested by the Owner, either prior to commencing the Work or at any time during the performance of the Work, RB will provide evidence of the Contractor's compliance with workers compensation legislation applicable to the Project.

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ARTICLE 8

MEETINGS AND INSPECTIONS AND COMMUNICATIONS

8.1	Regular Meetings and Inspections

RB will require the Consultants and the Contractor to schedule and hold site inspections and construction meetings on a regular basis. RB will keep the Owner involved in respect of the Development Process and will provide the Owner with the opportunity to attend any such scheduled site inspections and construction meetings, unless, in the reasonable opinion of RB, attendance by the Owner at any such site inspection or construction meeting would interfere with the activities and work of RB or any of the Consultants or the Contractor.

8.2	Reporting Requirements

RB will keep the Owner informed on a regular basis of the progress of the Development Process and all material matters that affect or may affect the Project, including engaging in meetings with the Owner and preparing such reports as may reasonably be requested by the Owner and which are of a nature generally requested or expected of owners of similar projects. RB shall provide to the Owner copies of any special inspection and material testing reports and progress reports that are available to RB. Without limiting the foregoing, in addition to any other reports to be provided hereunder, RB shall provide Progress Reports to the Owner on the progress of construction not less frequently than on a monthly basis.

8.3	Right to Participate

Unless and until the Owner exercises its Step-In Rights hereunder, the Owner shall not, in respect of the Work, initiate any communication or negotiation with any Authority. Provided that the Owner has not exercised its Step-In Rights hereunder, if any Authority contacts the Owner in RB's absence regarding the Work, the Owner will direct such Authority to RB without discussing the Work with the Authority.

8.4	Communications

RB will respond in good faith to the Owner within a reasonable period of time following a written request by the Owner for information relating to the Development Process.

ARTICLE 9

PLANS AND SPECIFICATIONS AND MATERIAL CONTRACTS

9.1	Approval of Plans and Specifications

The Owner confirms that it has reviewed in detail the Plans and Specifications and approves of the same.

9.2	Ownership of Project Documents

The Project Documents, whether in existence as of the date hereof or hereafter developed, are and shall remain the property of RB until the Handover Date, at which time RB will assign all of its right, title and interest in and to the Project Documents to the Owner as contemplated in section 11.2.

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9.3	Changes in Plans

(a)	RB will be entitled to make the following changes to the Plans and Specifications from time to time:

(i)	any changes which are required by law;

(ii)	any changes deemed appropriate by RB, provided that such changes do not, in the reasonable opinion of RB, result in an increase in the Project Costs or in the Project being of a lesser quality or standard than if constructed in strict adherence to the Plans and Specifications;

(iii)	any changes to the tenant improvements to be constructed in the Building; and

(iv)	any changes not contemplated in subsections 9.3(a)(i), 9.3(a)(ii) or 9.3(a)(iii), provided that RB has first received the Owner's written approval in respect thereof in accordance with the procedure set forth in subsection 9.3(c).

(b)	The Owner will be entitled to make changes to the Plans and Specifications from time to time, provided that:

(i)	the Owner has first received RB's written approval in respect thereof in accordance with the procedure set forth in subsection 9.3(d); and

(ii)	the Project Budget and the Maximum Amount will be increased by an amount equal to the increase in the Project Costs that is attributable to such changes (any such increase in Project Costs is referred to herein as the “Owner Change Costs”).

(c)	For purposes of subsection 9.3(a)(iv), the Parties agree that the procedure for making RB initiated changes to the Plans and Specifications is as follows:

(i)	RB will request in writing the Owner's approval of the changes that RB proposes to make, which request will be accompanied by copies of such amended plans, specifications and designs as may be reasonably necessary to fully describe and illustrate such proposed changes;

(ii)	within ten (10) days after the receipt by the Owner of such request for approval from RB, the Owner may either approve or reject such changes by providing written notice of its decision to RB, provided that any rejection notice must state the reason or reasons behind the Owner's decision to reject such changes (which reasons, for greater certainty, must be reasonable);

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(iii)	if RB receives a rejection notice from the Owner pursuant to subsection 9.3(c)(ii) and does not agree with the reasonableness of the reason or reasons for rejecting such changes as stated therein, the disagreement will be determined in accordance with the procedure set forth in Article 17; and

(iv)	if the Owner does not provide any written notice to RB approving or rejecting any such changes within the ten (10) day period stipulated in subsection 9.3(c)(ii), the Owner will be deemed to have approved of such changes.

Any changes made pursuant to this subsection 9.3(c) will be deemed to have been approved and endorsed by the affiliate of RB who is the tenant under the Lease and any such changes will not entitle such affiliate to refuse acceptance of the Premises under the Lease.

(d)	For purposes of subsection 9.3(b)(i), the Parties agree that the procedure for making Owner initiated changes to the Plans and Specifications is as follows:

(i)	the Owner will request in writing RB's approval of the changes that the Owner proposes to make, which request will be accompanied by copies of such amended plans, specifications and designs as may be reasonably necessary to fully describe and illustrate such proposed changes;

(ii)	within ten (10) days after the receipt by RB of such request for approval from the Owner, RB may either approve or reject such changes by providing written notice of its decision to the Owner, provided that any rejection notice must state the reason or reasons behind RB's decision to reject such changes (which reasons, for greater certainty, must be reasonable);

(iii)	if the Owner receives a rejection notice from RB pursuant to subsection 9.3(d)(ii) and does not agree with the reasonableness of the reason or reasons for rejecting such changes as stated therein, the disagreement will be determined in accordance with the procedure set forth in Article 17; and

(iv)	if RB does not provide any written notice to the Owner approving or rejecting any such changes within the ten (10) day period stipulated in subsection 9.3(d)(ii), RB will be deemed to have approved of such changes.

For purposes of subsection 9.3(d)(ii), the Owner acknowledges and agrees that RB will be entitled to withhold written approval in respect of any proposed change to the Plans and Specifications if RB reasonably believes that such change will result in the Project being of a lesser quality or standard than if constructed in strict adherence to the Plans and Specifications or that such change will result in the Building or the Lands being less functional or less efficient having regard to the proposed use thereof by the affiliate of RB pursuant to the Lease than if constructed in strict adherence to the Plans and Specifications or that such change will delay the Total Completion of the Project.

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9.4	Prohibited Changes

RB shall not be required to make any changes to the Work that materially and adversely affect the Project.

9.5	Approval of Existing Material Contracts

The Owner confirms that it has reviewed in detail the Existing Material Contracts and approves of the same.

9.6	Termination or Modification of Material Contracts

(a)	RB may terminate, cancel, alter, amend or modify any Existing Material Contract without the prior written consent of the Owner in the event that such termination, cancellation, alteration, amendment or modification does not materially affect the scope or quality of the Project as contemplated in the Plans and Specifications, the budgeted cost of the Project as contemplated in the Project Budget or the timing of completion of the Project as contemplated in the Construction Schedule, provided that:

(i)	RB first provides written notice to the Owner of its desire to effect such termination, cancellation, alteration, amendment or modification; and

(ii)	the Owner is given the opportunity, within five (5) days of receiving the such written notice from RB, to make written representations to RB with respect to any concerns that the Owner may have with respect to such termination, cancellation, alteration, amendment or modification of such Existing Material Contract (which RB agrees, in good faith, to take into consideration when making its decision as to whether or not to proceed with any such termination, cancellation, alteration, amendment or modification of such Existing Material Contract).

(b)	RB will not terminate, cancel, alter, amend or modify any Existing Material Contract without the prior written consent of the Owner if such termination, cancellation, alteration, amendment or modification would materially affect the scope of the Project as contemplated in the Plans and Specifications, the budgeted cost of the Project as contemplated in the Project Budget or the timing of completion of the Project as contemplated in the Construction Schedule.

9.7	Additional Material Contracts

(a)	RB may enter into any additional Material Contract from time to time without the prior written consent of the Owner in the event that such additional Material Contract does not result in a material change to the scope or quality of the Project as contemplated in the Plans and Specifications, the budgeted cost of the Project as contemplated in the Project Budget or the timing of completion of the Project as contemplated in the Construction Schedule, provided that:

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(i)	RB first provides written notice to the Owner of its desire to enter into such additional Material Contract; and

(ii)	the Owner is given the opportunity, within five (5) days of receiving such written notice from RB, to make written representations to RB with respect to any concerns that the Owner may have with respect to such additional Material Contract (which RB agrees, in good faith, to take into consideration when making its decision as to whether or not to proceed with any such additional Material Contract).

(b)	RB will not enter into any additional Material Contract without the prior written consent of the Owner if such additional Material Contract would materially affect the scope or quality of the Project as contemplated in the Plans and Specifications, the budgeted cost of the Project as contemplated in the Project Budget or the timing of completion of the Project as contemplated in the Construction Schedule.

ARTICLE 10

ACCEPTANCE PROCEDURES

10.1	Application for Acceptance

RB shall notify the Owner not less than sixty (60) days prior to the anticipated date of RB's application for Acceptance for purposes of the Handover. RB shall notify the Owner not less than thirty (30) days prior to the actual date of RB's application for Acceptance. If, at the expiration of the thirty (30) day notice period, RB has not made application for Acceptance, the Owner shall have no claim against RB based on such thirty (30) day notice being inaccurate save and except where such delay constitutes a breach under section 4.5. When RB considers that the Project is ready for Acceptance, RB shall apply to the Owner for Acceptance. At the time of RB's application to the Owner for Acceptance, RB shall provide to the Owner copies of all permits obtained to date, the Project Documents and the Project Warranties.

10.2	Final Inspection of Project

Within ten (10) days following RB's application for Acceptance, the Owner (and its consultants and representatives), RB, the Contractor and the Consultants shall perform a joint inspection of the Project. At the said inspection, the Owner through its consultants and representatives shall identify, or cause to be identified any defects or deficiencies in the Project that are apparent on reasonable inspection. The Owner, its consultants and representatives shall not be required to identify any latent defects or deficiencies or any other defects or deficiencies that are not apparent on reasonable inspection. The inspection by the Owner, its consultants or representatives will not release RB from its obligations under this Agreement (including the Conformance Warranty) or the Contractor from its obligations under the CCDC2 (including the Contractor Warranty) regardless of whether such defects and deficiencies are identified or not.

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10.3	List of Defects and Deficiencies

Upon completing the inspection referred to in section 10.2, the Owner, within ten (10) Business Days of such inspection, shall prepare a list of all defects and deficiencies remaining to be corrected or repaired, and the Payment Certifier shall at that time assign an estimated cost of correcting and repairing each defect and deficiency. For greater certainty the said estimate shall be of the actual cost of correcting and repairing the defects and deficiencies and shall not be doubled or otherwise arbitrarily increased by the Payment Certifier.

10.4	Deficiency Holdback

The Owner may hold back from any amounts due or coming due to RB an amount equal to 150% of the Payment Certifier's estimated cost of correcting and repairing the defects and deficiencies as determined pursuant to section 10.3 of this Agreement until the said defects and deficiencies have been corrected and repaired. The Owner shall, upon the periodic application of RB, release the amounts held back on account of defects and deficiencies as such defects and deficiencies are corrected and repaired and certified by the Payment Certifier as corrected and repaired.

10.5	Correcting Deficiencies

RB shall:

(a)	diligently work to correct all the defects and deficiencies identified in the list referred to in section 10.3 as expeditiously as possible, and in any event within thirty (30) days of such list being prepared (or, only in the case of any defect or deficiency that is incapable of being corrected within such thirty (30) day period, the period in which to correct such defect or deficiency will be such greater period of time as may be reasonably necessary to correct such defect or deficiency on a diligent and expeditious basis); and

(b)	not adversely affect the Owner's ownership and operation of the Project while correcting such defects and deficiencies.

If RB fails to correct such defects and deficiencies within the time period referred to in subsection 10.5(a) or in the manner referred to in subsection 10.5(b), the Owner may, at its option, do whatever it deems appropriate to correct such defects or deficiencies and may use the monies held back pursuant to section 10.4 to do so. If the Owner corrects such defects or deficiencies, any actual reasonable expenses incurred by the Owner which are not paid for using the monies held back pursuant to section 10.4 will be charged back to RB. RB shall reimburse the Owner for such reasonable expenses within thirty (30) days of the Owner invoicing RB. RB acknowledges as agent for and on behalf of the tenant under the Lease, such tenant being an affiliate of RB, that such tenant shall have no right to claim any abatement in respect of any monies that are due and payable to the Owner under the Lease, in any circumstance where any defects and deficiencies have not been corrected at the time the tenant takes possession of the Lands and Building under the Lease.

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10.6	Notice of Acceptance

Subject always to section 10.7, and provided that all defects and deficiencies have been corrected in accordance with section 10.5, the Owner, within ten (10) Business Days following the completion of such corrective action, shall issue the Acceptance.

10.7	Discharge of Liens

RB shall discharge or cause to be discharged any Liens and the Owner shall have no obligation to provide Acceptance until such Liens have been discharged. At the Owner's option, the Owner may, without prejudice to any other right or remedy it may have at law or in equity, take such steps or proceedings to make payment into court to procure the release of any Lien:

(a)	at any time where the claimant in respect of such Lien has commenced an action in accordance with the Builders Lien Act; or

(b)	upon the Owner's termination of this Agreement; or

(c)	upon RB's application for Acceptance.

All such payments and costs incurred by the Owner shall be reimbursed by RB to the Owner. In conjunction with the “Second Closing” as defined in the RB/Owner Purchase Agreement, RB will post a notice of interest under the Builders Lien Act naming the Owner as “owner” for the purposes thereof.

10.8	Handover and Acceptance Procedure

Notwithstanding the provisions of the RB/Owner Purchase Agreement and this Agreement:

(a)	Handover will not occur unless and until:

(i)	the Owner issues the Acceptance;

(ii)	the deliveries referred to in section 11.2 of this Agreement have been executed and delivered;

(iii)	possession of the Project has been delivered to the Owner;

(b)	Acceptance required under section 10.1 and the delivery requirements in section 11.2 are for the sole benefit of the Owner and in the event that such requirements (or any part thereof) are not fully satisfied, the Owner may nevertheless elect subject to subsection 10.8(c) to complete Handover;

(c)	any election by the Owner under subsection 10.8(b) will not release RB from any obligation under this Agreement to complete or satisfy the requirement or any claim that the Owner may have against RB for having failed to fully perform and satisfy its obligations under this Agreement and without limitation:

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(i)	RB shall forthwith complete or satisfy any requirements that were not fully satisfied; and

(ii)	the Owner may forthwith commence legal proceedings to enforce its rights and remedies whether at law or in equity.

ARTICLE 11

HANDOVER OF PROJECT

11.1	Handover

The Handover shall commence at 10:00am on the Handover Date. The Handover shall take place at the offices of Stikeman Elliott, Barristers and Solicitors, 1700-666 Burrard Street, Vancouver, British Columbia, V6C 2X8, or at such other place as the Parties may mutually agree.

11.2	RB Deliveries to Owner

On or before the Handover Date, RB will deliver or cause to be delivered to the Owner's solicitors the following, all in form and substance satisfactory and acceptable to the Owner acting reasonably (except only in respect of the Certificate of Completion which the Owner may refuse to accept if the Project has not been Totally Completed as provided in this Agreement), all duly executed by, or on behalf of RB where its execution is required:

(a)	Certificate of Completion;

(b)	Project Documents;

(c)	Project Warranties (including assignments if applicable);

(d)	a certificate dated the Handover Date of a senior officer of RB having knowledge of the facts certifying that to the knowledge of such officer after due enquiry:

(i)	the execution and delivery of, and completion of all transactions contemplated by, this Agreement have been duly authorized by all appropriate resolutions or other corporate actions;

(ii)	the representations and warranties of RB as set out in this Agreement are true and accurate as of the Handover Date;

(iii)	the covenants and agreements to be observed or performed on or before the Handover Date by RB pursuant to the terms of this Agreement have been duly observed and performed with particulars of any exceptions which exceptions have been approved by the Owner acting reasonably; and

(iv)	such other matters as may reasonably be requested by the Owner;

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(e)	an assignment of any licenses or permits held by RB in conjunction with the Project, to the extent that such licences are assignable, such assignment to take effect on the Handover Date;

(f)	an assignment of all of RB's right, title and interest in and to the Project Documents, to the extent that such Project Documents are assignable, such assignment to take effect on the Handover Date;

(g)	an assignment of all of RB's right, title and interest in and to all Material Contracts that were not previously assigned to the Owner pursuant to the RB/Owner Purchase Agreement, to the extent that such Material Contracts are assignable, such assignment to take effect on the Handover Date;

(h)	an assignment of all of RB's right, title and interest in and to all existing Project Warranties to the extent that such Project Warranties are assignable, such assignment to take effect on the Handover Date;

(i)	complete and accurate as-built drawings and specifications with respect to the Project as Totally Completed (including all drawings for the mechanical, electrical and structural systems of the Project);

(j)	the Occupancy Permit and all professional engineering certificates; and

(k)	such other documents and assurances as may be reasonably required by the Owner to give full effect to the intent and meaning of this Agreement.

11.3	Preparation of Handover Documents

The Handover Documents contemplated in section 11.2 will be prepared by RB's solicitors (to the extent that preparation is required) and delivered to the Owner's solicitors for review and approval at least four (4) Business Days before the Handover Date.

11.4	Project Cost Reconciliation

In conjunction with the Handover and the due completion of the Project in accordance with this Agreement, RB's solicitors will prepare a draft form of Project Cost reconciliation which will summarize in reasonable and sufficient detail all moneys received by RB from the Owner, all sums to be withheld (if any) from RB by the Owner and all additional moneys (if any) payable by the Owner to RB or by RB to the Owner under this Agreement and under subsection 15.2(b) of the RB/Owner Purchase Agreement. The Parties will work cooperatively and in good faith to settle the final form of the Project Cost reconciliation on or prior to the Handover Date. For greater certainty, but without limitation, the Project Cost reconciliation will include adjustments for the costs attributable to the Owner in respect of any Owner Change Costs and any holdbacks required to be maintained pursuant to this Agreement after the Handover Date.

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ARTICLE 12

FINANCIAL CONTROLS AND BOOKS AND RECORDS

12.1	Financial Controls

RB will establish and implement appropriate administrative and financial controls for the construction of the Project and shall perform its duties, responsibilities and obligations under this Agreement in accordance with the Project Budget. No deviation from the Project Budget is permitted without the written approval of the Owner, other than Permitted Budget Reallocations. Notwithstanding the foregoing, the Owner acknowledges and agrees that RB may allocate the Contingency Reserve set out in the Project Budget as RB determines in its sole discretion.

12.2	Books and Records

RB will keep proper and separate records and books of account with respect to the Project and the operation thereof in accordance with sound accounting principles and will permit the Owner or any Person duly authorized by it, at the Owner's own expense, to have access to examine the books and records pertaining to the construction of the Project at all times during regular business hours.

12.3	Preservation of Records

RB shall keep and preserve during the term of this Agreement and for a period of at least three years after the termination of this Agreement, complete and true records of all books and records kept by it pursuant to this Agreement together with such supporting vouchers, receipts, duplicate receipts, banking records and other instruments as may be required to properly audit and check such records, and such records shall be kept in a manner consistent with good and proper accounting procedures.

ARTICLE 13

DEFAULT

13.1	Default by the Owner

The Owner will be in default under this Agreement if the Owner:

(a)	fails to pay any amount which the Owner is liable to pay to RB hereunder at the time any such amount is due and payable hereunder; or

(b)	fails to perform its duties in a reasonably prudent, diligent and efficient manner and does not cure such failure to perform within fifteen (15) days of notice from RB specifying the nature of the alleged failure to perform (or, if such default is capable of being cured but not within such fifteen (15) day period and the Owner has promptly commenced taking action to cure such default within such fifteen (15) day period and diligently and in good faith continues taking such action, an additional period of forty five (45) days).

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13.2	Remedies of RB Upon Default by the Owner

(a)	If the Owner fails to pay any amount which the Owner is liable to pay to RB hereunder at the time any such amount is due and payable hereunder:

(i)	RB may set-off 100% of such amount against any amount or amounts payable to the Owner pursuant to this Agreement from time to time;

(ii)	the tenant under the Lease, such tenant being an affiliate of RB, may deduct 100% of such amount from any amount or amounts payable to the Owner from time to time pursuant to the Lease (the Owner acknowledges and agrees that RB has obtained this right of deduction as agent for and on behalf of such affiliate of RB and that such affiliate may rely upon this subsection 13.2(a)(ii) notwithstanding that it is a not a party to this Agreement); or

(iii)	RB may allow the payment to be made at a later date on the condition that the Owner pays, in addition to the amount due, interest thereon at the Prime Rate plus 3.00% per annum, compounded monthly, not in advance, from the date the payment was due to the date payment is received by RB, in any case without prejudice to any other right or remedy RB may have hereunder or at law or equity or otherwise.

(b)	In addition to any other rights or remedies RB may have under this Agreement or at law or equity or otherwise (including the right to claim any direct or indirect consequential or economic damages as a result of any failure by the Owner to perform or satisfy any of its obligations under this Agreement), RB will have the right upon the occurrence and during the continuance of any default by the Owner under subsection 13.I(b) (but only after the time for curing the default has expired) at its option to cure on the Owner’s behalf any such default by the Owner under this Agreement and to be reimbursed upon demand by RB for all amounts expended by RB to the Owner in so doing. All such amounts shall bear interest at the Prime Rate plus 3.00% per annum, compounded monthly, not in advance, from the date the demand for reimbursement was made to the date payment is received by RB.

13.3	Default by RB

RB will be in default under this Agreement if RB:

(a)	fails to pay any amount which RB is liable to pay to the Owner hereunder at the time any such amount is due and payable hereunder;

(b)	fails to perform its duties in a reasonably prudent, diligent and efficient manner and does not cure such failure to perform within fifteen (15) days of notice from the Owner specifying the nature of the alleged failure to perform (or, if such default is capable of being cured but not within such fifteen (15) day period and RB has promptly commenced taking action to cure such default within such fifteen (15) day period and diligently and in good faith continues taking such action, an additional period of forty five (45) days); or

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(c)	subject only to Article 14, fails to cause:

(i)	the Building to be Substantially Commenced by the Substantial Commencement Date;

(ii)	the Building to be Substantially Completed by the Substantial Completion Date;

(iii)	the Project to be Totally Completed by the Outside Completion Date; or

(iv)	Handover to occur by the Outside Handover Date.

13.4	Remedies of the Owner upon Default by RB

(a)	If RB fails to pay any amount which RB is liable to pay to the Owner hereunder at the time any such amount is due and payable hereunder the Owner may:

(i)	set-off 100% of such amount against any amount or amounts payable by the Owner to RB pursuant to this Agreement from time to time; or

(ii)	allow the payment to be made at a later date on the condition that RB pays, in addition to the amount due, interest thereon at the Prime Rate plus 3.00% per annum, compounded monthly, not in advance, from the date the payment was due to the date payment is received by the Owner.

(b)	In addition to any other rights or remedies the Owner may have under this Agreement or at law or equity or otherwise (including the right to claim any direct or indirect consequential or economic damages as a result of any failure by RB to perform or satisfy any of its obligations under this Agreement):

(i)	upon the occurrence and during the continuance of any default by RB under subsection 13.3(b) (but only after the time for curing the default has expired) the Owner may:

(A)	cure on RB’s behalf any such default by RB under this Agreement and to be reimbursed upon demand by the Owner to RB for all amounts expended by the Owner in so doing. All such amounts shall bear interest at the Prime Rate plus 3.00% per annum, compounded monthly, not in advance, from the date the demand for reimbursement was made to the date payment is received by the Owner; or

(B)	terminate this Agreement upon written notice to RB.

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(ii)	upon the occurrence and during the continuance of any default by RB under subsection 13.3(c)(i), the Owner may terminate this Agreement at any time after the Substantial Commencement Date upon written notice to RB;

(iii)	unless RB has obtained and fully funded such extension(s) of the Substantial Completion Date under section 2.4 of the Repurchase Option as may be required to avoid a default under subsection 13.3(c)(ii), upon the occurrence and during the continuance of any default by RB under subsection 1303(c)(ii), the Owner may terminate this Agreement at any time after the Substantial Completion Date upon written notice to RB;

(iv)	upon the occurrence and during the continuance of any default by RB under subsection 13.3(c)(iii), the Owner may terminate this Agreement at any time after the Outside Completion Date upon written notice to RB;

(v)	upon the occurrence and during the continuance of any default by RB under subsection 13.3(c)(iv), the Owner may terminate this Agreement at any time after the Outside Handover Date upon written notice to RB;

(c)	In addition to any other rights or remedies the Owner may have under this Agreement or at law or equity or otherwise, the Owner will have the right to exercise the Step-In Rights upon the occurrence and during the continuance of any default by RB under subsection 13.3(b) (but only after the time for curing the default has expired) or upon the occurrence and during the continuance of any default under subsections 13.3(c)(i) to 13.3(c)(iv);

(d)	If the Owner elects to terminate this Agreement pursuant to this section 13.4, for greater certainty, any obligation on the part of RB in respect of monies payable by RB to the Owner pursuant to this Agreement including the liquidated damages under subsection 13.6(a) will survive termination of this Agreement.

13.5	Step-In Rights

The Owner shall be entitled to exercise the Step-In Rights only in the circumstances as provided in subsections 13.4(c) and 13.10. If the Owner elects to exercise the Step-In Rights then:

(a)	the Owner shall forthwith deliver notice in writing to RB of the Owner’s intention to exercise the Step-In Rights;

(b)	the Owner may take possession of the Lands and the Project and, in such event, shall thereafter take necessary and commercially reasonable steps to complete the Project in accordance with the Plans and Specifications;

(c)	the Owner may take an assignment of and RB shall upon the Owner’s request assign to the Owner RB’s interests in any of the contracts, including but not limited to Material Contracts, that RB has entered into to carry out the Work and design for the Project or part thereof;

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(d)	the Owner may take an assignment of and RB shall upon the Owner’s request assign to the Owner any of RB’s easements, rights, licenses, rights of access and/or occupancy referred to in section13.8;

(e)	the Owner may take an assignment of, and RB, upon the Owner’s request, shall assign to the Owner, any approvals, licences and permits for the Project and/or the Work issued by any Authority;

(t)	the Owner may withhold all further payments to RB until the Work and Project is complete;

(g)	all amounts paid or incurred by the Owner in accordance with the Project Budget to carry out RB’s obligations under this Agreement and the RB/Owner Purchase Agreement or to complete the Project or the Work in accordance with the Plans and Specifications (collectively “Completion Expenses”) shall be offset against the Maximum Amount or part thereof due and payable from time to time to RB until the Owner has been completely reimbursed therefore; and

(h)	from the date the Owner provides notice to RB in accordance with subsection 13.5(a) and thereafter and only to the extent the Owner has exercised its further rights under this section 13.5, RB will be released from its obligations under sections 10.1, 10.2, 10.5, 10.7, 11.2, 11.3 and 11.4.

Following completion of the Project and the Work by the Owner, the Owner shall pay to RB any balance of the Maximum Amount remaining to be paid by the Owner under this Agreement less the Completion Expenses and less any amounts which the Owner is entitled at such time to holdback under this Agreement. If the Completion Expenses exceed the unpaid balance of the Maximum Amount, the Owner shall be entitled to claim from RB and RB shall forthwith pay the Owner the amount by which such actual Completion Expenses exceed the unpaid balance of the Maximum Amount.

13.6	Consequences of Failure to Achieve the Outside Handover Date

If the Handover does not occur by the Outside Handover Date:

(a)	RB shall pay to the Owner as liquidated damages, all monies that would otherwise be due and owing to the Owner under the Lease, as and when such monies are due and payable under the Lease commencing from the Outside Handover Date and continuing until the receipt by the Landlord (as defined in the Lease) of the first installment of Rent (as defined in the Lease) (the “Cut-Off Date”). Should RB’s obligation to pay the Owner such liquidated damages be found to be unenforceable:

(i)	the Owner shall be entitled to pursue against RB all remedies at law or in equity whether or not they are specified in this Agreement, under law or in equity (including any right to recover any type of damages whether direct or indirect, consequential or otherwise and further including for greater certainty loss of profits); and

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(ii)	the Owner’s exercise of one remedy shall not preclude the exercise of other remedies for such default and all remedies available to the Owner may be exercised cumulatively and in any order; or

(b)	RB acknowledges and agrees for greater certainty that:

(i)	the liquidated damages payable pursuant to subsection l3.6(a) shall continue to be payable by RB to the Owner until the Cut-Off Date, and such obligation shall continue in effect from the Outside Handover Date until the Cut-Off Date notwithstanding any termination of this Agreement by the Owner pursuant to any of subsection 13A(b)(i)(B), (ii), (iii), (iv) or (v);

(ii)	RB shall continue to be bound by and shall perform and satisfy its obligations under this Agreement if the Owner does not terminate this Agreement pursuant to subsection 13.4(f) or exercise the Step-In Rights pursuant to section 13.5; and

(iii)	RB shall be bound by and shall comply with its obligations in respect of the Step-In Rights if the Owner exercises the Step-In Rights in accordance with section 13.5.

13.7	Assignability of Development Contracts and Permits

RB shall ensure that every contract, agreement or arrangement RB enters into to carry out the Work pertains only to the Project. RB shall ensure that no contract, agreement or arrangement RB enters into to carry out the Work shall form part of another contract, agreement or arrangement dealing with the Project or any other project or matter. RB shall ensure that no contract or agreement entered into by RB to carry out the Work and design for the Project prohibits assignment thereof to the Owner, without the further consent of the other parties to the contract or agreement or any other Person to the extent necessary to enable the Owner to fully exercise, enforce and enjoy its Step-In Rights.

13.8	Assignability of Access Rights

RB shall ensure that all easements, rights, licenses, rights of access and/or occupation over any lands, improvements or property which easements, rights, licenses, rights of access and/or occupancy are necessary for the purpose of carrying out the Work are assignable in whole or in part, without the consent of any other Person, to the Owner to the extent necessary to enable the Owner to fully exercise, enforce and enjoy its Step-In Rights.

13.9	Insolvency of the Owner

In the event of the Owner’s Insolvency, RB in addition to and not in substitution of any rights or remedies which it may have at law or in equity:

(a)	may terminate this Agreement by written notice to the Owner stating that this Agreement is terminated effective as and from the date of delivery of such notice;

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(b)	shall have the exclusive and royalty free licence to occupy the Lands in order to complete the construction of the Project to the extent necessary to allow the Project to proceed to completion, or, in RB’s sole discretion, to otherwise utilize the Lands for the time period identified in the Construction Schedule and such reasonable period thereafter to enable RB to perform any other design, development and construction on the Lands to mitigate the loss suffered by RB as a result of the Owner’s Insolvency; and

(c)	shall be entitled to recover from the Owner, following completion of the Project any unpaid balance of the Maximum Amount provided that in no circumstances shall the Owner be liable to pay more than any unpaid balance of the Maximum Amount;

and in any event, RB may claim any direct or indirect, consequential or economic damages as a result of any failure by the Owner to perform or satisfy any of its obligations under this Agreement or the RB/Owner Purchase Agreement. RB’ s exercise of any one remedy as a result of the Owner’s Insolvency shall not preclude the exercise of any other remedies in respect thereof and all remedies available to RB may be exercised cumulatively.

13.10	Insolvency of RB

In the event of RB’s Insolvency and in addition to and not in substitution of any rights or remedies which the Owner may have at law or in equity, the Owner shall by written notice given to RB (effective from the date of delivery of such notice) have the right to:

(a)	to terminate this Agreement by giving written notice to RB; or

(b)	elect to exercise Step-In Rights;

and in any event and regardless of whether the Owner makes an election under subsection 13.10(a) or (b), the Owner may claim any direct or indirect, consequential or economic damages as a result of any failure by RB to perform or satisfy any of its obligations under this Agreement or the RB/Owner Purchase Agreement. The Owner’s exercise of any one remedy as a result of RB’s Insolvency shall not preclude the exercise of any other remedies in respect thereof and all remedies available to the Owner may be exercised cumulatively.

13.11	Interest

Any unpaid amounts due to either Party under this Agreement shall accrue interest before as well as after maturity, default and judgement on the outstanding daily balance at the Prime Rate plus 3% per annum. Interest shall be calculated and compounded daily. Each Party’s liability to pay interest under this section 13.11 and each Party’s right to enforce its rights under this section 13.11 to recover such interest from the other Party are not limited by any other provision of this Agreement.

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ARTICLE 14

PERMITTED EXCUSE

14.1	Effect of Permitted Excuse

If and to the extent either Party is prevented from or delayed in performing any of its obligations under this Agreement as a result of a Permitted Excuse, then it shall as soon as reasonably possible, but in any event within ten (10) days of the date such Party has actual knowledge of the circumstances giving rise to Permitted Excuse notify the other Party of the circumstances constituting the Permitted Excuse and of the performance of the obligation which is thereby delayed or prevented. Upon receipt by the other Party of such notice, the Party giving the notice and the Party receiving the notice shall be excused from the performance or punctual performance, as the case may be, of such obligation and any related obligation, as the case may be, for so long as the circumstances giving rise to the prevention or delay persist and any period under this Agreement for the performance of such obligation shall be automatically extended for a corresponding period of time. For greater certainty, the Party not so prevented or delayed shall not be entitled to any compensation as a result of the occurrence of a Permitted Excuse and the extension of any period for the performance of any obligation under this Agreement as a result thereof, nor shall the occurrence of a Permitted Excuse have any effect upon the Project Budget and/or Maximum Amount.

14.2	Reasonable Steps to Remedy

The Party affected shall take all reasonable steps to mitigate the effect of the Permitted Excuse, shall notify the other Party on a regular basis of its efforts to overcome the Permitted Excuse and shall resume performance of its obligations under this Agreement as soon as possible.

14.3	Notification of Permitted Excuse Ceasing

The Party relying on an event of Permitted Excuse shall immediately notify the other Party in writing when such event has ceased or when it is no longer relying thereon. For the purposes hereof, an event of Permitted Excuse shall cease when it ceases in fact or when notice in accordance with this section 14.3 has been given, whichever shall first occur.

ARTICLE 15

CONSTRUCTION WARRANTY

15.1	Conformance Warranty

RB warrants to the Owner during the Warranty Period that on the Handover Date:

(a)	the Project will conform in all material respects to the Plans and Specifications and will be compliant with all legal, municipal and other requirements imposed by any Authority in respect of the Project; and

(b)	RB with have managed the development and construction of the Project in accordance with this Agreement.

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Notwithstanding the foregoing, the Owner acknowledges and agrees that RB will be released under this Conformance Warranty in the event that:

(c)	a claim made by the Owner is satisfied within a reasonable period of time by the Contractor Warranty, by any insurance policy maintained by the Contractor, or by any professional liability insurance policy maintained by any of the Consultants; or

(d)	the Owner exercises the Step-In-Rights, but such release will only be operative to the extent that Work is completed by or under the management or direction of the Owner.

The Owner further acknowledges and agrees that such Conformance Warranty shall not apply to any subsequent purchasers and transferees of the Project who are not the Owner’s successors or permitted assigns.

15.2	Notice Required

If, during the Warranty Period, the Owner identifies that the Project or any part thereof does not conform to the Plans and Specifications or is not compliant with any legal, municipal or other requirement imposed by any Authority in respect of the Project, then the Owner will promptly give RB notice in writing of such non-conformance or non-compliance and RB shall promptly correct or cause to be corrected, at no cost to the Owner, such identified non-conformance or non-compliance so that the Project conforms with the Plans and Specifications and the legal, municipal and other requirements imposed by any Authority in respect of the Project.

15.3	Contractor Warranty

RB shall cause the Contractor to provide the following warranties:

(a)	the Contractor shall correct promptly and at the Contractor’s expense:

(i)	any work that is not in conformance with the Plans and Specifications;

(ii)	any defect or deficiency in the Work which appear prior to or during the Contractor Warranty Period;

(b)	the Contractor shall correct and pay for damage resulting from defects and deficiencies and the corrections made under the requirements of subsection 15.3(a) above;

(c)	the Contractor Warranty is assignable, at no cost and without condition, to the Owner;

(d)	the Contractor shall, at no cost to the Owner and without condition, obtain and assign to the Owner any warranties, including any extended manufacturers’ warranties for any materials and specifically including, without limitation, a warranty for:

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(i)	the roof of the Project, for 10 years; and

(ii)	the sealed glazing units, for 10 years.

(e)	the Owner shall promptly give the Contractor notice in writing of observed defects and deficiencies that occur during the applicable Contractor Warranty Period.

15.4	Extent of Warranty

The Conformance Warranty is the only warranty of RB against defects and deficiencies in the Work or conformance of the Project to the Plans and Specifications and no other warranties from RB against defects and deficiencies in the Work or conformance of the Project to the Plans and Specifications, statutory or otherwise are, or will be, implied. Except for the Contractor Warranty, there is no other warranty against defects and deficiencies and for conformance of the Project to the Plans and Specifications which RB is obligated to cause the Contractor to grant to or obtain for the Owner.

15.5	Assignment and Assistance

RB shall assign or cause to be assigned to the Owner the Contractor Warranty and assist the Owner in enforcing the Contractor Warranty against the Contractor.

ARTICLE 16

INDEMNITY

16.1	Indemnification in Favour of the Owner

RB shall indemnify and save the Owner harmless from any Losses suffered by, imposed upon or asserted against the Owner as a result of, in respect of, connected with or arising out of, under or pursuant to:

(a)	any failure of RB to perform and fulfil any covenant of RB as provided for hereunder; or

(b)	any breach or inaccuracy of any representation or warranty given by RB contained in this Agreement,

to the extent that such Losses have not been caused by the Owner’s negligent act or omission.

16.2	Indemnification in Favour of RB

The Owner shall indemnify and save RB harmless of and from any Losses suffered by, imposed upon or asserted against RB as a result of, in respect of, connected with or arising out of, under or pursuant to:

(a)	any failure by the Owner to perform and fulfil any covenant of the Owner under this Agreement; or

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(b)	any breach or inaccuracy of any representation or warranty given by the Owner contained in this Agreement,

to the extent that such Losses have not been caused by RB’s negligent act or omission.

16.3	Indemnification Proceedings

Any Party seeking indemnification under this Part (the “indemnified Party”) shall forthwith notify the Party against whom a claim for indemnification is sought hereunder (the “indemnifying Party”) in writing, which notice shall specify, in reasonable detail, the nature and estimated amount of the claim. If a claim by a third Party is made against an indemnified Party, and if the indemnified Party intends to seek indemnity with respect thereto under this section 16.3, the indemnified Party shall promptly (and in any case within thirty (30) days of such claim being made) notify the indemnifying Party of such with reasonable particulars. The indemnifying Party shall have thirty (30) days after receipt of such notice to undertake conduct and control, through counsel of its own choosing and at its expense, the settlement or defence thereof, and the indemnified Party shall cooperate with it in connection therewith; except that with respect to settlements entered into by the indemnifying Party:

(a)	the consent of the indemnified Party shall be required if the settlement provides for equitable relief against the indemnified Party, which consent shall not be unreasonably withheld or delayed;

(b)	the indemnifying Party shall obtain a release of the indemnified Party.

If the indemnifying Party undertakes, conducts and controls the settlement or defence of such claim:

(c)	the indemnifying Party shall diligently and in the best interest of the indemnified Party, defend such claim on behalf of the indemnified Party and permit the indemnified Party to participate in such settlement or defence through counsel chosen by the indemnified Party, provided that the fees and expenses of such counsel shall be borne by the indemnified Party;

(d)	the indemnifying Party shall promptly reimburse the indemnified Party for the full amount of any Loss resulting from any Claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified Party. The indemnified Party shall not pay or settle any claim so long as the indemnifying Party is contesting any such claim in good faith on a timely basis. Notwithstanding the two immediately preceding sentences, the indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying Party;

(e)	with respect to third Party claims, if the indemnifying Party does not notify the indemnified Party within thirty (30) days after the receipt of the indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defence thereof, the indemnified Party shall have the right, but not the obligation, to contest, settle or compromise the claim in the exercise of its reasonable judgement at the expense of the indemnifying Party. In such event, the indemnifying Party shall have no right to contest or challenge the indemnified Party’s decision, if any, to contest, settle or compromise such third Party claim;

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(f)	in the event of any claim by a third Party against the indemnified Party, the defence of which is being undertaken and controlled by the indemnifying Party, the indemnified Party will use all reasonable efforts to make available to the indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the indemnifying Party in evaluating and in defending any such claims; provided that the indemnifying Party shall be responsible for the reasonable expense associated with any employees made available by the indemnified Party hereunder;

(g)	with respect to third Party claims, the indemnified Party shall make available to the indemnifying Party or its representatives on a timely basis all relevant documents, records and other materials in the possession of the indemnified Party, at the expense of the indemnifying Party, reasonably required by the indemnifying Party for its use in defending any claim and shall otherwise cooperate on a timely basis with the indemnifying Party in the defence of such claim;

(h)	if indemnifying Party fails to act utilizing the utmost of good faith protecting interest of the indemnified Party or otherwise does not diligently or competently defend such claim then the indemnified Party may by notice in writing to indemnifying Party terminate indemnifying Party’s right to undertake, conduct and contract such claim and, inter alia, take full control thereof, appoint new counsel and obtain its own professional advice, all at the cost and expense of indemnifying Party;

(i)	indemnifying Party shall keep the indemnified Party informed of all material steps concerning the defence of any Claim and provide the indemnified Party with all such information in connection with such defence as indemnified Party may reasonably request.

If the indemnifying Party does not undertake, conduct or control the settlement or defence of such Claim, the indemnifying Party shall, without limiting the generality of sections 16.1 and 16.2, reimburse the indemnified Party for all costs of defending, undertaking, conducting or controlling such settlement or defence of such Claim.

ARTICLE 17

SETTLEMENT OF DISPUTES

17.1	Best Endeavours to Settle Dispute

In the event of any dispute, Claim, question or difference arising out of or relating to this Agreement or any breach hereof, the Parties will use their best endeavours to settle such dispute, Claim, question or difference. To this effect, they will consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties.

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17.2	Arbitration

Except as is expressly provided in this Agreement, if the Parties do not reach a solution pursuant to section 17.1 within a reasonable period of time, then upon written notice by a Party to the other, the dispute, Claim, question or difference will be finally settled by arbitration in accordance with the provisions of the Commercial Arbitration Act (British Columbia) as amended from time to time and any legislation enacted in substitution therefore or in pari materia therewith, based upon the following:

(a)	the arbitration tribunal will consist of one arbitrator appointed by mutual agreement of the Parties, or in the event of failure to agree, within ten (10) Business Days after the date of delivery of the written notice, the Parties will each appoint a nominee who together will appoint a single arbitrator, failing which any Party may apply to a judge of the Supreme Court of British Columbia to appoint an arbitrator. The arbitrator will be qualified by education and training to pass upon the particular matter to be decided, including, without limitation, knowledge of the construction industry;

(b)	the arbitrator will be instructed that time is of the essence in proceeding with the determination of any dispute, Claim, question or difference and, in any event, the arbitration award must be rendered within thirty (30) days of the submission of such dispute to arbitration;

(c)	in the arbitration award, the arbitrator may award any remedy for any breach of this Agreement that might have been awarded by the Supreme Court of British Columbia except where the remedy for such breach has been expressly limited by this Agreement;

(d)	the arbitration will take place in Vancouver, British Columbia;

(e)	the arbitration award will be given in writing and will be final and binding on the Parties, not subject to any appeal, and will deal with the question of costs or arbitration and all matters related thereto; and

(f)	judgement upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

ARTICLE 18

MISCELLANEOUS

18.1	Common Covenant

Neither the Owner nor RB will take any action, or omit to take any action, that may reasonably be expected to adversely affect or interfere with the other’s rights or ability to fulfil its obligations under this Agreement or the RB/Owner Purchase Agreement. RB and the Owner shall diligently and in good faith carry out all of their respective obligations under this Agreement and the RB/Owner Purchase Agreement.

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18.2	Authority of GWLRA

The Owner acknowledges and agrees that:

(a)	GWLRA, as agent of the Owner, has the full power and authority to take any act or proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for and on behalf of the Owner as GWLRA, in its sole judgement, may deem necessary, proper or desirable to carry out the obligations of the Owner under this Agreement including, without limitation, executing and delivering to RB any consent or approval required hereunder.

(b)	RB is entitled to:

(i)	deal with and report exclusively to GWLRA in connection with any and all matters resulting from or arising out of this Agreement (including, without limitation, to deliver to GWLRA any documentation that RB is required to deliver hereunder to the Owner); and

(ii)	rely conclusively upon the power and authority of GWLRA as set forth in subsection 18.2(a) and will not be required to enquire into the authority of GWLRA to take any act or proceeding, make any decision or execute and deliver any instrument, deed, agreement or document on behalf of the Owner.

18.3	Several

The Parties agree that any representations, warranties and covenants of Great-West Life and London Life under this Agreement, as the case may be, will be construed to be several, not joint, and enforceable by RB against Great-West Life and London Life as to the “Respective Interests” of Great-West Life and London Life, as such term is defined in the RB/Owner Purchase Agreement.

18.4	Consents and Approvals

Whenever in this Agreement RB or the Owner is required to give its consent to or approve an action, document, plan, budget or matter then, subject to the terms and conditions of this Agreement, RB or the Owner, as the case may be, shall act in good faith and shall not unreasonably withhold or unduly delay such consent or approval.

18.5	Notice of Change

RB agrees to promptly notify the Owner of any actual or anticipated material change in the Construction Schedule of which RB becomes aware, actual or anticipated material increases in the Project Budget of which RB becomes aware, any material breaches or defaults under this Agreement or the Material Contracts of which RB becomes aware, and any other circumstances of which RB becomes aware which may materially impact the construction of the Project in accordance, in all material respects, with the applicable Plans and Specifications, Project Budget, Material Contracts and Construction Schedule.

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18.6	Time

Time shall be of the essence of this Agreement.

18.7	Further Assurances

Each Party hereto shall, at all times hereafter, execute and deliver, at the request of the other, all such further documents, deeds and instruments, do or cause to be done all such further acts and things, and give all such further assurances, as may be necessary to give full effect to the intent and meaning of this Agreement.

18.8	Compliance with Laws

RB shall ensure compliance with all Applicable Laws in the performance of its obligations under this Agreement.

18.9	Entire Agreement

There is no representation, warranty, condition or agreement or any collateral representation, warranty, condition or agreement applicable to, binding upon or enforceable against any Party other than those expressed in this Agreement and any agreement in writing made pursuant to or in furtherance of this Agreement.

18.10	Waiver

No consent or waiver, express or implied, by any Party to or of any breach or default by another Party in the performance by another Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party hereunder; failure on the part of any Party hereto to complain of any act or failure to act of another Party hereto or to declare such other Party in default, irrespective of how long such act shall continue, shall not constitute a waiver by such Party of its rights hereunder.

18.11	Notices

Any demand or notice which may be required for the purposes of this Agreement shall be in writing and shall be deemed to have been well and sufficiently given and received if delivered, faxed or if mailed at any post office under prepaid registered cover addressed as follows:

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to RB:

Ritchie Bros. Properties Ltd.

6500 River Road

Richmond, B.C. V6X 4G5

Attention: Darren Watt

Facsimile No.: (604) 273-9339

with a copy to:

McCarthy Tetravlt LLP

1300 – 777 Dunsmuir Street

Vancouver, B.C. V7Y 1K2

Attention: Glenn Leung

Facsimile No.: (604) 622-5608

to the Owner:

The Great-West Life Assurance Company and

London Life Insurance Company

c/o GWL Realty Advisors Inc.

Suite 3000 - 650 West Georgia Street

Vancouver, B.C. V6B 4N7

Attention: Geoff Heu

Facsimile No.: (604) 683-3264

with a copy to:

Stikeman Elliott LLP

1700 – 666 Burrard Street

Vancouver, B.C. V6C 2X8

Attention: Ross MacDonald

Facsimile No.: (604) 681-1825

or at such other address as the Parties shall specify in writing to the other from time to time. The time of giving and receiving any such notice shall be, if delivered or faxed, when delivered or faxed or, if mailed as aforesaid, on the third business day after the day of mailing. In the event of any disruption of mail services, all notices shall be delivered or faxed rather than mailed.

18.12	No Assignment

This Agreement shall not be assigned by RB or the Owner, as the case may be, without the prior written consent of the other Party other than conditional assignments by way of security if required by a lender, which may be executed by either Party without the consent of the other

Party.

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18.13	Enurement

This Agreement shall enure to the benefit of and be binding upon the Owner and its successors and assigns and upon RB and its successors and assigns.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

THE GREAT WEST LIFE ASSURANCE COMPANY

/s/ Donald J. Harrison
Name:	Donald J. Harrison
Senior Vice President, Asset Management

/s/ Jeff Fleming
Name:	Jeff Fleming
Vice President, Investments

LONDON LIFE INSURANCE COMPANY

/s/ Donald J. Harrison
Name:	Donald J. Harrison
Senior Vice President, Asset Management

/s/ Jeff Fleming
Name:	Jeff Fleming
Vice President, Investments

RITCHIE BROS. PROPERTIES LTD.

/s/ Darren Watt
Name:	Darren Watt

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SCHEDULE “A”

PROJECT BUDGET

Richie Bros.
Glenlyon - New Head Office
CONFIDENTIAL

MHPM

Detailed Proforma Construction Costs
Progress Date: May 9, 2008
Issue Date: May 09, 2008

Detailed Proforma Construction Costs

Budget Item #	Budget Item Description	Subtotal in October 2007 $	Total Budget	Source/Notes
1	Feasibility			
1.1	Geotechnical	$13,627		
1.2	Project Management	$38,510		
			$52,137	
2	Land			
			$0	
3	Consultants			
3.1	Programming Consultant	$22,176		
3.2	Prime Consultant	$1,568,293		
3.2.1	Prime Consultant Additional Fees for 20 month schedule	$120,000		
3.2.2	Addendum #1 for Architect	$269,843		
3.2.3	Addendum #2 for Architect	$59,500		
3.2.4	Addendum #3 - Comms Changes	$22,000		
3.3	Cost Consultant	$8,000		
3.4	Geotechnical Consultant	$90,120		
3.5	Environmental Consultant	$5,000		
3.6	Materials Testing	$50,000		
3.7	Fire Safety Plan	$5,000		
3.8	Wayfinding Signage Consultant	$15,000		
3.9	Site Surveying	$30,000		
3.10	Commissioning	$55,600		
3.11	Building Envelope	$18,400		
			$2,359,932	
4	Project Administration			
4.1	Project Management	$429,000		
4.2	Finance, Legal and Site Overheads	$50,000		
			$479,000	
5	Permits and Connections			
5.1	DCC's	$133,474		
5.2	Permits	$354,296		
5.3	Service Connection Fees	$86,847		
5.4	PPA Application	$86,000		
			$660,617	
6	Site Work			
6.1	Site Preparation		$1,473,000	
6.1.1	Cut and Fill Site to U/S Sub-Base	$1,473,000		
6.1.2	Import and Place Pit Run and Work Surfaces	$0		
6.1.3	Site Preparation Sundries	$0		
6.1.4	Road Allowance	$0		
6.2	Piles		$2,026,000	
6.2.1	Pile Supply and Install	$1,786,000		
6.2.2	Breakage Allowance	$240,000		
6.3	Site Development		$3,084,000	
6.3.1	Site Services	$604,500		
6.3.2	Paving and Curbing	$737,500		
6.3.3	Landscaping	$934,000		
6.3.4	Soft Spot and Eastern Edge Repair PC Sum	$268,000		
6.3.5	Footing and Slab Prep.	$540,000		
			$6,583,000

A-1

Detailed Proforma Construction Costs

Budget Item #	Budget Item Description	Subtotal in October 2007 $	Total Budget	Source/Notes
7	Building			
7.1	Structure		$8,284,000	
7.1.1	Pile Caps and Structural Slab	$2,286,000		
7.1.2	Steel Structure	$5,087,000		
7.1.3	Wood Structure	$321,600		
7.1.4	Misc. Metals	$589,500		
7.2	Envelope		$8,692,000	
7.2.1	Insulation and Waterproofing	$1,086,000		
7.2.2	Glazing	$5,617,000		
7.2.3	Exterior Paneling	$1,989,000		
7.3	Interior Shell		$2,858,000	
7.3.1	Elevators	$464,000		
7.3.2	Rough Carpentry	$582,000		
7.3.3	Steel Stud Framing and Drywall	$1,691,000		
7.3.4	Specialties	$121,000		
7.4	Interior Improvements		$6,796,500	
7.4.1	Finish Carpentry and Millwork	$2,853,000		
7.4.2	Doors Frames and Hardware	$445,500		
7.4.3	Steel Stud Framing and Drywall	$1,384,000		
7.4.4	Flooring and Wall Coverings	$1,596,000		
7.4.5	Specialties	$518,000		
7.5	Mechanical		$6,483,000	
7.5.1	HVAC and Plumbing	$6,063,000		
7.5.2	Plumbing	Included above		
7.5.3	Sprinkler	$420,000		
7.6	Electrical		$4,747,000	
7.6.1	Lighting and Distribution	$4,747,000		
7.6.2	UPS	Included above		
7.6.3	Generator	Included above		
7.6.4	Ancillary Systems	Included above		
7.7	Security	Included above	$0	
7.7.1	Wiring	Included above		
7.7.2	Card Access	Included above		
7.7.3	CCTV	Included above		
			$36,840,500	
8	General Requirements & Fee			
8.1	Construction Management Services	$100,000		
8.2	General Conditions	$369,500		
8.3	Management	$1,322,500		
8.4	Fee	$1,475,679		
8.5	Construction Insurance	$190,000		
			$3,457,679	
9	Furniture, Fixtures and Equipment			
			$0	
10	Allowances and Contingencies			
10.1	Escalation Allowance	$0		
10.2	Design Contingency	$0		
10.3	Construction Contingency	$2,171,176		
10.4	Project Contingency	$766,524		
			$2,937,699	
	Total Cost		[illegible]

A-2

SCHEDULE “B”

CONSTRUCTION SCHEDULE

B-1

ID	ⓘ	Task Name	Duration	Start	Finish
26		Pod C	15 days	22 Sep '08	10 Oct '08
27		Pod D	15 days	03 Nov '08	21 Nov '08
33		**Ext. Steel Stud Parapet**	**95 days**	**28 Jul '08**	**05 Dec '08**
34		Pod A	10 days	28 Jul '08	08 Aug '08
35		Pod B	10 days	25 Aug '08	05 Sep '08
36		Pod C	10 days	13 Oct '08	24 Oct '08
37		Pod D	10 days	24 Nov '08	05 Dec '08
38		**Ext. Steel Stud & Wallboard**	**105 days**	**28 Jul '08**	**19 Dec '08**
39		Pod A	33 days	28 Jul '08	10 Sep '08
40		Pod B	25 days	25 Aug '08	26 Sep '08
41		Pod C	30 days	13 Oct '08	21 Nov '08
42		Pod D	20 days	24 Nov '08	19 Dec '08
28		**Roofing**	**95 days**	**11 Aug '08**	**19 Dec '08**
29		Pod A	10 days	11 Aug '08	22 Aug '08
30		Pod B	10 days	08 Sep '08	19 Sep '08
31		Pod C	10 days	27 Oct '08	07 Nov '08
32		Pod D	10 days	08 Dec '08	19 Dec '08
58		**Spray Fire Proof**	**120 days**	**21 Aug '08**	**04 Feb '09**
59		Pod A	15 days	21 Aug '08	10 Sep '08
60		Pod B	15 days	11 Sep '08	01 Oct '08
61		Pod C	15 days	27 Nov '08	17 Dec '08
62		Pod D	15 days	15 Jan '09	04 Feb '09
43		**Ext. Aluminum & Glass**	**135 days**	**28 Aug '08**	**04 Mar '09**
44		Pod A	40 days	28 Aug '08	22 Oct '08
45		Pod B	30 days	16 Oct '08	26 Nov '08
46		Pod C	40 days	27 Nov '08	21 Jan '09
47		Pod D	40 days	08 Jan '09	04 Mar '09
53		**Int. SS, M&E, Sprinklers**	**140 days**	**28 Aug '08**	**11 Mar '09**
54		Pod A	35 days	28 Aug '08	15 Oct '08
55		Pod B	35 days	16 Oct '08	03 Dec '08
56		Pod C	35 days	04 Dec '08	21 Jan '09
57		Pod D	35 days	22 Jan '09	11 Mar '09
48		**Swiss Pearl Panel System**	**160 days**	**18 Sep '08**	**29 Apr '09**
49		Pod A	40 days	18 Sep '08	12 Nov '08

Qtr 1, 2008
Qtr 2, 2008
Qtr 3, 2008
Qtr 4, 2008
Qtr 1, 2009
Qtr 2, 2009
Qtr 3, 2009
Qtr 4, 2009
Qtr
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan
Pod C
Pod D
Ext. Steel Stud Parapet
Pod A
Pod B
Pod C
Pod D
Ext. Steel Stud & Wallboard
Pod A
Pod B
Pod C
Pod D
Roofing
Pod A
Pod B
Pod C
Pod D
Spray Fire Proof
Pod A
Pod B
Pod C
Pod D
Ext. Aluminum & Glass
Pod A
Pod B
Pod C
Pod D
Int. SS, M&E, Sprinklers
Pod A
Pod B
Pod C
Pod D
Swiss Pearl Panel System
Pod A

Project: RBA Construction Schedule b
Date: 25 Apr '08

Task		Summary		Rolled Up Progress		Group By Summary	
Critical Task		Rolled Up Task		Split			
Progress		Rolled Up Critical Task		External Tasks			
Milestone	◆	Rolled Up Milestone	◇	Project Summary			

Page 2

B-2

ID	❶	Task Name	Duration	Start	Finish
50		Pod B	40 days	13 Nov '08	07 Jan '09
51		Pod C	40 days	08 Jan '09	04 Mar '09
52		Pod D	40 days	05 Mar '09	29 Apr '09
63		**Int. Drywall**	**120 days**	**16 Oct '08**	**01 Apr '09**
64		Pod A	20 days	16 Oct '08	12 Nov '08
65		Pod B	20 days	27 Nov '08	24 Dec '08
66		Pod C	20 days	15 Jan '09	11 Feb '09
67		Pod D	20 days	05 Mar '09	01 Apr '09
68		**Paint, T-Bar, Doors, W/C Tiles**	**125 days**	**13 Nov '08**	**06 May '09**
69		Pod A	25 days	13 Nov '08	17 Dec '08
70		Pod B	25 days	25 Dec '08	28 Jan '09
71		Pod C	25 days	12 Feb '09	18 Mar '09
72		Pod D	25 days	02 Apr '09	06 May '09
73		**Millwork & Int. Glass**	**135 days**	**11 Dec '08**	**17 Jun '09**
74		Pod A	35 days	11 Dec '08	28 Jan '09
75		Pod B	35 days	29 Jan '09	18 Mar '09
76		Pod C	35 days	12 Mar '09	29 Apr '09
77		Pod D	35 days	30 Apr '09	17 Jun '09
83		**Mech. & Elect. Finishes**	**135 days**	**11 Dec '08**	**17 Jun '09**
84		Pod A	35 days	11 Dec '08	28 Jan '09
85		Pod B	35 days	22 Jan '09	11 Mar '09
86		Pod C	35 days	12 Mar '09	29 Apr '09
87		Pod D	35 days	30 Apr '09	17 Jun '09
78		**Floor Fin. & Work Stations**	**110 days**	**12 Feb '09**	**15 Jul '09**
79		Pod A	25 days	12 Feb '09	18 Mar '09
80		Pod B	25 days	02 Apr '09	06 May '09
81		Pod C	25 days	07 May '09	10 Jun '09
82		Pod D	25 days	11 Jun '09	15 Jul '09
88		**Final Painting/Cleaning**	**105 days**	**19 Mar '09**	**12 Aug '09**
89		Pod A	20 days	19 Mar '09	15 Apr '09
90		Pod B	20 days	07 May '09	03 Jun '09
91		Pod C	20 days	11 Jun '09	08 Jul '09
92		Pod D	20 days	16 Jul '09	12 Aug '09

Qtr 1, 2008 Qtr 2, 2008 Qtr 3, 2008 Qtr 4, 2008 Qtr 1, 2009 Qtr 2, 2009 Qtr 3, 2009 Qtr 4, 2009 Qtr
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan
Pod B
Pod C
Pod D
Int. Drywall
Pod A
Pod B
Pod C
Pod D
Paint, T-Bar, Doors, W/C Tiles
Pod A
Pod B
Pod C
Pod D
Millwork & Int. Glass
Pod A
Pod B
Pod C
Pod D
Mech. & Elect. Finishes
Pod A
Pod B
Pod C
Pod D
Floor Fin. & Work Stations
Pod A
Pod B
Pod C
Pod D
Final Painting/Cleanin
Pod A
Pod B
Pod C
Pod D

Project: RBA Construction Schedule b
Date: 25 Apr '08

Task	Summary	Rolled Up Progress	Group By Summary		
Critical Task	Rolled Up Task	Split			
Progress	Rolled Up Critical Task	External Tasks			
Milestone	Rolled Up Milestone	Project Summary			

Page 3

B-3

SCHEDULE“C”

EXISTING MATERIAL CONTRACTS

Supplier	Contract Issue Date	Service

Cornerstone Planning Group	October 10,2006	Preliminary Programming for Architectural RFP
- Assigned Contract
Butler Sundvick	May 8, 2007	Preliminary Site Survey
- Assigned Contract
Bunting Coady Architects	January 19, 2007	Prime Consulting Services for the Design and Contract Administration
Hanscomb Ltd.	March 7, 2008	Quantity Surveyor Peer Review
Trow Associates Inc.	December 11, 2007	Geotechnical Consulting
PGL Environmental Consultants Ltd.	November 30, 2007	Design of Methane Extraction System
CES Engineering	February 6, 2008	Commissioning Agent
Trow Associates Inc.	January 3, 2008	Building Envelope Consulting
MHPM Project Managers Inc.	December 10, 2007	Project Management Services
Ventana Construction	April 28, 2008	Piling
Trow Associates Inc.	October 10, 2006	Geotechnical Feasibility Study
Ventana Construction	June 27, 2007	Pre·construction Services
Ventana Construction	September 17, 2007	Site Preparation and Test Pile Contract

C-1